UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 26, 2010

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Idaho Electric and Natural Gas General Rate Case

On July 26, 2010, Avista Corporation (Avista Corp. or the Company) and other parties filed a settlement agreement with the Idaho Public Utilities Commission (IPUC) with respect to Avista Corp.’s general rate case. This settlement agreement is subject to approval by the IPUC.

As agreed to in the settlement stipulation, base electric rates for the Company’s Idaho customers would increase by an average of 9.3 percent, which is designed to increase annual revenues by $21.25 million. Base natural gas rates for the Company’s Idaho customers would increase by an average of 2.6 percent, which is designed to increase annual revenues by $1.85 million. The new electric and natural gas rates would become effective on October 1, 2010.

Partially offsetting the base rate impact to customers, will be the amortization of a $17.5 million balance of previously deferred state income taxes with no impact to Avista Corp.’s net income.

The Company’s original request filed with the IPUC in March 2010 was for an electric rate increase of 14.0 percent, which was designed to increase annual revenues by $32.1 million. The decline from the original request to the amount in the settlement agreement was due in part to a $7 million decrease in power supply costs, caused primarily by the decline in natural gas fuel prices subsequent to the Company’s original filing. The Company also requested to increase natural gas rates by an average of 3.6 percent, which was designed to increase annual revenues by $2.6 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: July 28, 2010	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President
and Chief Financial Officer